UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):     January 12, 2009

CHINA ARCHITECTURAL ENGINEERING, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33709	51-05021250
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

105 Baishi Road, Jiuzhou West Avenue, Zhuhai 519070 People’s Republic of China	N/A
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	0086-756-8538908

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2009, China Architectural Engineering, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with its Chief Financial Officer, Albert Jan Grisel.  The Agreement has an effective date as of October 16, 2008.  According to the Agreement, Mr. Grisel, as the Chief Financial Officer of the Company, will receive an initial annual base salary of HKD$1,852,500, which is approximately US$239,000.  The annual base salary will be reviewed every two years after the effective date of the Agreement.  In addition, Mr. Grisel will receive a cash bonus of US$37,500 for the year ended December 31, 2008 and US$150,000 for the year ending December 31, 2009, payable within three months after the relevant financial year.  Mr. Grisel will also receive a one-time payment of US$75,000 and a certain number of shares of the Company’s common stock to be determined by the Company’s Compensation Committee or Board of Directors.  Mr. Grisel will also receive 50,000 shares of the Company’s common stock and 50,000 options to purchase shares of the Company’s common stock on the 12th, 24th and 36th month of his continued service with the Company.  The options shall have a six-year term and an exercise price equal to the closing price of the Company’s common stock on the NASDAQ stock market on the date of the grant of the options.  The share and option grants are subject to anti-dilution protection such that the number of shares that Mr. Grisel will receive will be adjusted if additional shares of common stock are issued and outstanding as of the date of grant.  Mr. Grisel is entitled to 30 days of paid vacation per calendar year pursuant to the Agreement, the unused portion of which may be carried over to the next calendar year.  He will also receive medical and disability insurance from the Company.  Mr. Grisel will also receive a transportation allowance of HK$15,000 payable monthly.

During the term of the Agreement and for six months thereafter, Mr. Grisel agreed not to solicit clients or employees from the Company and not to compete against the Company in Hong Kong.  Either party may terminate the agreement for any reason upon providing three months’ written notice to the other party or by the Company by payment in lieu of notice.  The Company may terminate the Agreement immediately without notice or payment in lieu of notice in accordance with Section 9 of the Employment Ordinance of Hong Kong.  The Company may terminate the Agreement upon seven days’ written notice in the event Mr. Grisel (a) has a bankruptcy order made against him or if he makes any arrangement or composition with his creditors with or for the benefit of his creditors generally; (b) is convicted of any criminal offence other than an offence which, in the reasonable opinion of the Company, does not affect his position as an employee of the Company; brings the name or reputation of the Company into serious disrepute or prejudices the interests of the business of the Company; (d) is convicted of an offence under any present or future statutory enactment or regulation relating to insider dealing; (e) has any regulatory or other license of approval, or employment visa refused, suspended, revoked or not renewed which cannot be remedied within a  reasonable period of time; or (f) is or becomes prohibited by law from being a director (collectively, the “Permitted Reasons”).

If the Company terminates the Agreement other than in accordance with Section 9 of the Employment Ordinance of Hong Kong or for one of the Permitted Reasons, Mr. Grisel is entitled to six months’ salary, including a pro rata portion of the share and option grants and cash bonus, in addition to any payment in lieu of notice.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement with Albert Jan Grisel dated as of January 12, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 16, 2009	CHINA ARCHITECTURAL ENGINEERING, INC.

	By:	/s/ Luo Ken Yi
	Name:	Luo Ken Yi
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement with Albert Jan Grisel dated as of January 12, 2009.